EXHIBIT 6.3

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT

BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE COMPANY TREATS

AS PRIVATE OR CONFIDENTIAL

Execution Copy

PURCHASE AGREEMENT

This Purchase Agreement (the “Agreement”) is entered as of June 18, 2024 (the “Effective Date”) by and among Toptal, LLC, a Delaware limited liability company (the “Purchaser”), Growth Collective Solutions, Inc., a Delaware corporation (the “Company”), and, as to Sections 12 and 13, Legion Works, Inc., a Delaware corporation (“Parent”). The Purchaser and the Company are referred to herein collectively as the “Parties”.

WHEREAS, the Company is engaged in the business of developing, operating, and making available to the public a freelance talent marketplace and platform, currently known as “Growth Collective” and currently operated through www.growthcollective.com, that connects clients directly to independent marketing talent who contract directly with the client (such platform, the “Platform”) and in certain cases, outside of the Platform (such business, the “Business”); and

WHEREAS, the Company wishes to sell and assign to Purchaser, and Purchaser wishes to purchase and assume from the Company certain assets and liabilities of the Company that are used in the Business, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, the Company shall sell, assign, transfer and convey to the Purchaser all rights, title and interest in and to the Purchased Assets, wherever located, whether on or off balance sheet, and by whomever possessed (other than the Excluded Assets), free and clear of all liens, claims, charges, encumbrances, limitations, debts and contingencies of any type whatsoever (“Encumbrances”). The “Purchased Assets” shall mean:

(a) The domain names set forth on Section 1(a) of Schedule 1 (the “Domain Names”), which are registered with either Namecheap, Inc. or Cloudfare, Inc. (each, a “Registrar” and, collectively, the “Registrars”) as set forth on Section 1(a) of Schedule 1;

(b) The website to which the Domain Names point (the “Website”), which Website is hosted by Webflow, Inc. (“Webflow”) on the Webflow platform;

(c) The Company’s account with Webflow (the “Webflow Account”);

(d) All content, text, images, videos, audio files, and other multimedia elements displayed on the Website;

(e) All Software (as defined herein) and Source Code (as defined herein) relating to the Website that resides within the Webflow Account (collectively, the “Webflow Software and Source Code”);

(f) any intangible assets necessary to operate the Website (other than the Web Application), specifically including those set forth on Section 1(f) of Schedule 1;

(g) all Contracts set forth on Section 1(g) of Schedule 1 (the “Assigned Contracts”). For purposes of this Agreement: (i) “Contracts” means all contracts, leases, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral; (ii) “GC Clients” means users of the Platform who have created an account with the Company and request and seek to purchase consulting services from GC Consultants through the Platform, or other clients who have sought or retained services from GC Consultants and generated revenue for the Company in the past 18 months; and (iii) “GC Consultant” means users of the Platform who have created an account with the Company and offer to provide freelance marketing services to GC Clients through the Platform, or other providers of marketing services to GC Clients as part of the Business in the past 18 months;

(h) all accounts receivable of the Company with respect to any Assigned Contracts (the “Accounts Receivable”), except for the Excluded Receivables;

(i) detailed schedules and aging reports with respect to accounts payable and accounts receivable, and such other historical financial data as the Purchaser may reasonably request;

(j) all user accounts and lists with respect to past and present GC Clients and all lists with respect to prospective GC Clients, which shall include contact information, ongoing and/or completed projects, and engagement details;

(k) all user accounts and lists with respect to past and present GC Consultants and all lists with respect to prospective GC Consultants, which shall include contact information, ongoing and/or completed projects, areas of expertise, and performance metrics, details of GC Consultants who have received positive feedback from GC Clients, and detail on which GC Consultants have passed the Company’s screening process;

(l) all leads relating to past and present GC Clients and/or GC Consultants, including a statement of the pipeline of currently active leads and register of past leads, and including contact information and interaction history;

(m) a list of all current GC Client engagements, including project details, timelines, and responsible GC Consultants;

(n) a copy of all data associated with GC Clients and GC Consultants that is necessary to operate the Business with respect to such GC Clients and GC Consultants, including any relevant communications, and including a statement of historical marketing performance data and SEO performance data and insights;

(o) a copy of the Company’s standard operating procedures for client onboarding, project management, and freelancer engagement, along with related internal documentation and training materials;

(p) all Intellectual Property owned by the Company in the foregoing assets (the “Intellectual Property Assets”); and

(q) all rights to any action, suit or claim of any nature available to or being pursued by the Company relating to any of the above Purchased Assets, whether arising by way of counterclaim or otherwise.

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2. Excluded Assets. Other than the Purchased Assets, Purchaser expressly understands and agrees that it is not purchasing or acquiring, and the Company is not selling or assigning, any other assets or properties of the Company, and all such other assets and properties shall be excluded from the Purchased Assets (collectively, the “Excluded Assets”). Excluded Assets include, without limitation, the assets, properties and rights specifically set forth on Schedule 2.

3. Purchase Price. Subject to the terms of this Agreement, the aggregate purchase price to be paid in consideration for the Purchased Assets shall be Two Million Two Hundred Fifty Thousand U.S. Dollars ($2,250,000) (the “Purchase Price”), payable as follows: (1) Nine Hundred Thousand U.S. Dollars ($900,000) shall be paid on the Closing Date by Purchaser to the Company via the escrow.com platform by wire transfer of immediately available funds, or other methods mutually agreeable to the Parties; and (2) the remaining One Million Three Hundred Fifty Thousand U.S. Dollars ($1,350,000) (the “Holdback Amount”) shall secure any claims and remedies of Purchaser under this Agreement and shall be paid over a twenty-four (24) month period (the “Holdback Period”), subject to reduction for claims and remedies of Purchaser under this Agreement, including for breach of any representation, warranties, or covenants hereunder or contemplated hereby (including the ability to delay any scheduled payment to the extent such payment would reduce the remaining Holdback Amount such that it would be less than the amount of liability with respect to any Claims (as defined below) that are not fully and finally resolved), with Three Hundred Thirty-Seven Thousand Five Hundred U.S. Dollars ($337,500) to be paid by Purchaser to the Company by wire transfer of immediately available funds, or other methods mutually agreeable to the Parties on each of the six (6) month, twelve (12) month, eighteen (18) month, and twenty-four (24) month anniversaries of the Closing Date, or the immediately following business day if any of such anniversary dates is not a business day or is a holiday in New York, New York.

4. Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place on the date on which the Escrow.com Process (as defined below) is complete to the satisfaction of both Parties, or as otherwise mutually agreed by the Parties. The date on which the Closing is to occur is herein referred to as the “Closing Date.” The Closing for accounting purposes shall be effective as of 12:01 a.m. (Eastern Time) on the Closing Date.

5. Technology Transfer. The Company will ensure that all requested Purchased Assets are accessible to and controllable by the Purchaser on the Closing Date. Specifically, the Company will transfer all domain names to Purchaser before the Closing through the escrow.com platform, and the Purchaser shall fund the portion of the Purchase Price to be paid at Closing through the escrow.com platform, with such domain names to be released at the Closing, all pursuant to an escrow agreement to be entered into among the Parties and escrow.com (all of the foregoing, the “Escrow.com Process”), and the Purchaser and the Company will share equally in any associated costs. Each of the Parties shall use commercially reasonable efforts to complete the Escrow.com Process no later than July 15th, 2024. The Company will ensure that all requested Purchased Assets are delivered (which delivery will be accomplished by electronic transmission to the extent possible, unless otherwise requested by the Purchaser) to the Purchaser such that the Purchased Assets are fully functional, to the reasonable satisfaction of the Purchaser, within ten days after the Closing Date. Company agrees to execute and deliver any documents (including but not limited to any Trademark Assignment Agreements or Bill of Sale) as the Purchaser shall reasonably request to effect the purchase and sale of the Purchased Assets as contemplated herein.

6. Further Assurances. The Company shall assist the Purchaser in every proper way to evidence, record and perfect the foregoing assignment (including without limitation promptly performing all acts necessary to perfect, obtain, maintain, enforce, and defend any rights assigned). To the extent allowed by law, the Purchased Assets included in Section 1 includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”). To the extent Company or anyone else retains any such Moral Rights under applicable law, Company hereby ratifies and consents to, and provides and will provide all necessary ratifications of and consents to, any action that may be taken with respect to such Moral Rights by, or authorized by, the Purchaser; Company represents, warrants and agrees that no Moral Rights will be asserted with respect thereto.

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7. Assumption of Liabilities.

7.1 Assumed Liabilities. The Purchaser shall not, by the execution, delivery or performance of this Agreement or otherwise, assume or otherwise be responsible for any liability or obligation of the Company of any nature, or claims of such liability or obligation, matured or unmatured, liquidated or unliquidated, fixed or contingent, or known or unknown(including, without limitation, any accrued vacation, unpaid salaries, employment-related claims, taxes, costs or penalties and benefits programs of any of Company’s employees, independent contractors, or consultants), other than the following liabilities (collectively, the “Assumed Liabilities”):

(a) the liabilities specifically set forth on Schedule 7.1, which Schedule 7.1 shall be updated by the Company on or prior to the Closing Date by delivery of an updated Schedule 7.1 by the Company to the Purchaser subject to acceptance of such updated Schedule 7.1 by the Purchaser, which acceptance shall not be unreasonably withheld by the Purchaser (provided, however, that such liabilities shall not be assumed by the Purchaser to the extent that the liabilities to such parties exceed the amounts specifically set forth on Schedule 7.1 or are more than 30 days past due as of the Closing Date);

(b) all liabilities and obligations arising under or relating to Assigned Contracts but only to the extent that such liabilities are required to be performed on and after the Closing Date; and

(c) all other liabilities and obligations arising out of or relating to the Purchaser’s ownership and use of the Purchased Assets on or after the Closing Date.

7.2 Excluded Taxes. Without limiting the generality or effect of the foregoing, the Purchaser shall not assume any liabilities arising in connection with, or relating to, (a) taxes of the Company or any of its predecessors in interest, (b) taxes that relate to the Purchased Assets and the Purchaser’s use of the Purchased Assets for taxable periods (or portions thereof) ending before the Closing Date, including, without limitation, any taxes related to sales, (c) payments under any tax allocation, sharing or similar agreement (whether oral or written) of the Company or any of its predecessors in interest, or (d) taxes arising as a direct result of the sale of the Purchased Assets pursuant to this Agreement, including, without limitation, all Transfer Taxes (collectively, the “Excluded Taxes”).

7.3 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such taxes and fees (including, without limitation, any penalties and interest) incurred in connection with this Agreement (“Transfer Taxes”) shall be borne solely by the Company, regardless of the person liable for such Transfer Taxes under applicable law, statute, regulation, ordinance, rule, code, by-law, requirement, order, decree, judgment (“Law”). The Company shall file all necessary tax returns and other documentation with respect to all such Transfer Taxes, and, if required, by applicable Law, the Purchaser will join in the execution of any such tax returns and other documentation.

7.4 Employment Matters.

(a) The Company shall be solely responsible for, and the Purchase shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Company, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay, and specifically including any sale bonus or similar payments promised to [XXXXXXXX, XXXXXXXX], and/or any other such person.

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(b) The Company shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, director, independent contractors or consultants of the Company or the spouses, dependents or beneficiaries thereof. The Company also shall remain solely responsible for all worker's compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Company. The Company shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

8. Confidential Information.

8.1 The Company will not disclose any information concerning the Purchased Assets or any other technical or business information or plans of the Purchaser that Purchaser has provided to the Company (or the terms or existence of this Agreement, except that the Company may disclose the terms and existence of this Agreement and may file or furnish a copy of this Agreement with the U.S. Securities and Exchange Commission for public availability through www.sec.gov as and to the extent required to comply with applicable securities laws applicable to the Company or its Parent in the reasonable judgment of the Company and its legal counsel, in which case the Company and/or its Parent will use reasonably commercial efforts to redact personally identifiable information that the Company and its legal counsel determine in their reasonable judgment is legally permitted to be redacted from any such filing) for five (5) years following disclosure of such information to the Company, except to the extent that the Company can document that such information is generally available (through no violation by the Company) for use and disclosure by the public without any charge, license or restriction. If the Company is compelled to disclose any such information by governmental order or Law, the Company shall promptly notify the Purchaser in writing and shall disclose only that portion of such information which is legally required to be disclosed, provided that the Company shall use reasonable best efforts to obtain as promptly as possible an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. The Company recognizes and agrees that there is no adequate remedy at law for its breach of this Agreement, that such a breach would irreparably harm the Purchaser and that the Purchaser is entitled to equitable relief (including, without limitation, injunctive relief) with respect to any such breach or potential breach in addition to any other remedies and without any requirement to post bond.

8.2 The Purchaser and Company acknowledge that the terms of this Agreement shall remain confidential indefinitely following the Effective Date, except with respect to (i) any terms that may be disclosed by written consent of the Purchaser and the Company, (ii) the contents of any written “press release” or similar publication mutually agreed to by the Purchaser and the Company, (iii) any terms that the Purchaser must disclose to in connection with filings and agreements related to perfecting the Purchaser’s ownership of the Purchased Assets, (iv) terms that are required to be disclosed to comply with applicable securities laws applicable to a Party or its Affiliates in the reasonable judgment of the such Party and its legal counsel, including as provided in Section 8.1, (v) any terms that Purchaser or Company are required to disclose to their independent auditors, tax accountants, or legal advisers in connection with the preparation of any tax, regulatory, or other filing or in connection with any required disclosure to current or prospective creditors, lenders, or investors; provided, however, that in such instance each such third party is bound by terms or duties of confidentiality at least as restrictive and protective as those contemplated hereunder, and (vi) as set forth in the Transition Services Agreement.

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9. Company’s Representations, Warranties and Covenants. Except as set forth in the Schedules attached as Schedule 9 hereto (the “Disclosure Schedules” or the “Schedules”), which Disclosure Schedules may be updated by the Company on or prior to the Closing Date if the Company becomes aware of a factual circumstance after the Effective Date that would render one or more representations and warranties in this Section 9 inaccurate in any material respect (or result in a breach of Section 9 in any material respect) but for the Company’s provision of updated Disclosure Schedules to the Purchaser (such updated Disclosure Schedules, the “Updated Disclosure Schedules”), the Company represents and warrants to the Purchaser as of the Effective Date and the Closing Date (except for such representations and warranties which by their terms speak only as of a specific date or dates, which representations and warranties shall be made as of such date) as follows:

9.1 the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority to own, operate or lease, and sell, the properties and assets now owned, operated or leased by it and to carry on the Business;

9.2 the Company has all corporate power and authority to enter into the Transaction Agreements, to carry out its obligations thereunder and to consummate the transactions contemplated thereby;

9.3 the execution and delivery by Company of the Transaction Agreements to which it is a party, the performance by Company of its obligations thereunder and the consummation by Company of the transactions contemplated thereby have been duly authorized by all requisite corporate action on the part of the Company;

9.4 this Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by the Purchaser and each other party) this Agreement constitutes a legal, valid and binding obligation of Company enforceable against Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies,

9.5 the Company is either (i) the sole owner of the Purchased Assets and of all rights, title and interest in the Purchased Assets or (ii) the holder of such rights to the Purchased Assets as are set forth in Section 9.12, and any Purchased Assets constituting proprietary Intellectual Property were created for the Company’s account (solely by its employees, consultants, and independent contractors) and not for the account of (or in the course of work for) any party other than the Company and not as a work made for hire for any party other than the Company;

9.6 the Company has all necessary corporate power and authority to make the assignment contemplated by Section 1 hereof and to otherwise enter into and perform this Agreement, and has written enforceable agreements with all persons necessary to give it the rights to do the foregoing and to otherwise fully perform this Agreement, including without limitation, assignments of all right, title and interest with respect to any and all Purchased Assets from all its employees and other persons who may have in any way created or contributed to the Purchased Assets, and the Company has not previously transferred or given any exclusive license or right to any third party with respect to any of the Purchased Assets;

9.7 the Purchased Assets will be assigned and delivered free and clear of all Encumbrances;

9.8 the Company has no obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to Company, whether due or to become due and regardless of when or by whom asserted) in excess of $25,000 arising out of transactions entered into at or prior to the Closing Date, or any action or inaction at or prior to the Closing Date, or any state of facts existing at or prior to the Closing Date, except as set forth on the Disclosure Schedules;

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9.9 none of the Purchased Assets, nor the development, manufacture, use, importation, distribution, offering for sale, or sale by or for the Company of products or services in the Business prior to the Closing, currently infringe, misappropriate or violate, and will not infringe, misappropriate or violate, any third-party intellectual property, industrial property or proprietary rights;

9.10 the Company is not aware of any claim (or any basis or purported basis for a claim) by any third party against the Company or the Parent, or any of their respective current or former stockholders, directors, officers, employees, contractors, consultants, or Affiliates, relating in any way to any of the Purchased Assets and has no reason to expect that any such claim may be forthcoming;

9.11 other than as set forth in Schedule 9.11, the Purchased Assets do not contain any Intellectual Property (as defined below) that is subject to any issuance, registration, or application with any governmental entity or authorized private registrar in any jurisdiction including but not limited to (i) patents and pending patent applications, including any and all extensions, continuations, continuations-in-part, divisions, reissues, reexaminations, substitutes, renewals, and foreign counterparts thereof; (ii) trademark registrations and pending trademark registration applications; (iii) copyright registrations and pending copyright registration applications; and (iv) domain name registrations and pending domain name registration;

(a) “Intellectual Property” means all United States, foreign, multi- national and other intellectual property and proprietary rights of any kind, including all: (i) patents; (ii) trademarks; (iii) copyrightable works (whether or not registered), copyrights and all applications, registrations and renewals in connection therewith; (iv) trade secrets; (v) Software and Source Code; (vi) internet domain names, IP addresses and websites and the images, videos and data contained therein; (vii) copies and tangible embodiments of the foregoing (in whatever form or medium); and (viii) rights to past, present or future claims or causes of action arising out of or related to any infringement, dilution, misappropriation, improper disclosure or other violation of any of the foregoing;

9.12 except as set forth in Schedule 9.12, the Company either owns or, as necessary, has sufficient rights to use under valid and enforceable written agreements, all Intellectual Property used in or necessary for the use of the Purchased Assets, in each case free and clear of Encumbrances and without obligation to pay any royalty or other fees with respect thereto;

9.13 no employee, officer, director, consultant or independent contractor, or former employee, officer, director, consultant or independent contractor, of the Company has any right, license, claim or interest whatsoever in or with respect to any Intellectual Property contained within the Purchased Assets;

9.14 Except as set forth in Schedule 9.14, the Company has secured written assignments from all of its employees, officers, directors, consultants and independent contractors who were involved in, or who contributed to, the creation or development of any Intellectual Property contained within the Purchased Assets, of the rights to such contributions that may be owned by such persons or that the Company does not already own by operation of law.

9.15 neither this Agreement nor the execution or performance thereof will in an any way violate or breach (or cause the violation or breach of) any law, regulation or order, the Company’s organizational documents, or any contractual, Intellectual Property right or other right of any third party or any obligation of the Company or any Affiliate; For purposes of this Agreement: (i) “Affiliate” of a person means any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such person; and (ii) “control” (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise;

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9.16 there have been no (and the execution and performance of this Agreement will not constitute or result in any) violations of laws, rules, regulations, licenses or third party rights (including, without limitation, those relating to export, bribery, corruption, consumer protection, privacy or security) in connection with or related to any of the Purchased Assets or any associated business activities;

9.17 the Purchased Assets do not include any viruses, Trojan horses, worms, backdoors, spyware, malware, or other malicious or harmful code that permits, enables, or disables access of functionality, without express and conspicuous user consent and authorization;

9.18 no user or other consent is required for assigning, transferring, transmitting, or providing to the Purchaser as a result of its purchase of the Purchased Assets any personal, personally identifiable, or other information included in the Purchased Assets and the transfer of the Purchased Assets to the Purchaser will not breach or violate any privacy or other legislation, regulation, policies or agreements;

9.19 all taxes, including without limitation, income, property, sales, use, franchise, added value, withholding, and social security taxes, imposed by the United States, any state, municipality, other local government or other subdivision or instrumentality of the United States, or any foreign country or any state or other government thereof, or any other taxing authority, that are due or payable by the Company, and all interest and penalties thereon, whether disputed or not, and that would result in the imposition of any liabilities, security interests, liens, claims and encumbrances, charges, mortgages, preemptive rights, rights of first refusal, options, judgments, restrictions or any other exclusions or exceptions on any of the Purchased Assets or against the Company, other than taxes that are not yet due and payable, have been paid in full, all tax returns required to be filed in connection therewith have been accurately prepared and duly and timely filed (or are subject to valid and existing extensions) and all deposits required by law to be made by the Company with respect to employees’ withholding taxes have been duly made, there are (and immediately following the Closing Date, will be) no Encumbrances on the Purchased Assets relating to or attributable to taxes, no audit or other examination or request for information of any tax return with respect to the Purchased Assets is in progress, nor has the Company been notified of any request for such an audit or other examination or request for information, the Company is not a party to any, and none of the Purchased Assets is a, tax sharing, allocation or indemnity agreement, arrangement or similar contract, there is no taxable income relating to the Purchased Assets that will be required under applicable Law to be reported by the Purchaser or any of its Affiliates for any period after the Closing Date which taxable income was realized (or reflects economic income arising) prior to the Closing Date, the Company is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended;

9.20 except as set forth on the Disclosure Schedules, the Company has identified and delivered all third-party consents required to transfer the Purchased Assets;

9.21 except for filings with the applicable governmental authorities, both in the U.S. and outside the U.S. (with respect to which the Company and the Purchaser will cooperate following the Closing Date, pursuant to Sections 5 and 6 of this Agreement), to effect the transfer of patents, patent applications, trademarks and trademark applications required by this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement;

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9.22 there is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or, to the Company’s knowledge, currently threatened against the Company or any officer, director or key employee of the Company, (i) that questions the validity of the Transaction Agreements (as defined below) or the right of the Company to enter into them, or to consummate the transactions contemplated by the Transaction Agreements, or (ii), to the Company’s knowledge, that would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the Business;

9.23 neither the Company nor, to the Company’s knowledge, any of the Company’s officers, directors or key employees is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality such as would affect the Purchased Assets or the Purchaser;

9.24 to the Company’s knowledge, no employee or former employee of Company is in violation of any term of any employment agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the use of trade secrets or proprietary information of others in connection with the Purchased Assets;

9.25 there is no action, suit, proceeding or investigation by the Company pending or which the Company intends to initiate, including, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Company) involving the prior employment or service period of any of the Company’s employees, independent contractors, or consultant, or any information or techniques allegedly proprietary to any of their former employers in connection with the Purchased Assets;

9.26 the Purchased Assets, including the Assigned Contracts, constitute all of the assets used in and necessary for the operation of the Website as presently conducted by the Company (other than the Web Application), including with respect to all GC Clients and GC Consultants; and

9.27 no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by any Transaction Agreement based upon arrangements made by or on behalf of the Company.

To the extent it has not already done so, the Company hereby makes, grants, and gives all approvals, consents, authorization, assignments and other actions contemplated by the foregoing representations.

10. Purchaser’s Representations, Warranties and Covenants. The Purchaser represents and warrants, as of the Effective Date and the Closing Date (except for such representations and warranties which by their terms speak only as of a specific date or dates, which representations and warranties shall be made as of such date), as follows:

10.1 The Purchaser is a single member limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to carry on its business as presently conducted and as proposed to be conducted. The Purchaser is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect.

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10.2 The Purchaser has all limited liability company power and authority to enter into the Transaction Agreements, to carry out its obligations thereunder and to consummate the transactions contemplated thereby.

10.3 All limited liability company action required to be taken by the Purchaser’s sole member to authorize the Purchaser to enter into this Agreement and the other Transaction Agreements has been taken or will be taken prior to the Closing Date. All action on the part of the officers of the Purchaser necessary for the execution and delivery of the Transaction Agreements and the performance of all obligations of the Purchaser under the Transaction Agreements to be performed as of the Closing Date, has been taken or will be taken prior to the Closing Date. The Transaction Agreements, when executed and delivered by the Purchaser, shall constitute valid and legally binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

10.4 Neither this Agreement nor the execution or performance thereof will in an any way violate or breach (or cause the violation or breach of) any contractual or other right of any third party or any obligation of the Purchaser or any Affiliate.

10.5 No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Purchaser in connection with the consummation of the transactions contemplated by this Agreement, except for federal and state securities law filings which have been made or will be made in a timely manner.

10.6 There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or, to the Purchaser’s knowledge, currently threatened, against the Purchaser or any officer, director or key employee of the Purchaser (i) that questions the validity of the Transaction Agreements or the right of the Purchaser to enter into them, or to consummate the transactions contemplated by the Transaction Agreements, or (ii) to the Purchaser’s knowledge, that would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the business of the Purchaser.

10.7 No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by any Transaction Agreement based upon arrangements made by or on behalf of the Purchaser.

10.8 The Purchaser has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price payable at the Closing.

11. Closing Deliverables.

11.1 Company Deliverables. At the Closing, in addition to any other documents or agreements required under this Agreement, the Company shall have delivered to Purchaser the following (in each case duly signed if the item is a document):

(i) a certificate of good standing of the Company dated within ten (10) days of the Closing Date;

(ii) the Purchased Assets, in accordance with Section 5 (Technology Transfer) hereof;

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(iii) a Bill of Sale, Assignment and Assumption Agreement and other documents or instruments of conveyance, transfer or assignment as are necessary to assign, vest, and confirm in the Purchaser all right, title and interest in and to the Purchased Assets in the form attached hereto as Schedule 10.1(iii) (the “Bill of Sale, Assignment and Assumption Agreement”);

(iv) a Trademark Assignment Agreement in the form attached hereto as Schedule 10.1(iv) (the “Trademark Assignment Agreement”);

(v) a transition services agreement in the form attached hereto as Schedule 10.1(v) (the “Transition Services Agreement” and together with the Agreement, the Bill of Sale, Assignment and Assumption Agreement, and the Trademark Assignment Agreement, and the other agreements required to be delivered at Closing, the “Transaction Agreements”);

(vi) resolutions of the board of directors and 100% of the stockholders of the Company approving the Transaction Agreements and any and all transactions contemplated thereby;

(vii) a general release of claims against Purchaser in form and substance satisfactory to Purchaser, executed by [XXXXXXX]; and

(viii) any other item that the Purchaser may reasonably request.

11.2 Purchaser Closing Deliverables. At the Closing, in addition to any other documents or agreements required under this Agreement, the Purchaser shall have delivered to the Company the following (in each case duly signed if the item is a document):

(i) a certificate of good standing of the Purchaser dated within ten (10) days of the Closing Date;

(ii) the Bill of Sale, Assignment and Assumption Agreement;

(iii) the Trademark Assignment Agreement; and

(iv) the Transition Services Agreement.

12. Post-Closing Covenants. The parties hereto agree as follows with respect to the period following execution of this Agreement:

12.1 Restrictive Covenants. Following Closing, neither the Company nor Parent shall, directly or indirectly, do any of the following:

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For a period of five years following Closing:

(a) own, invest in, manage, join, operate or control, or participate in the ownership, management, operation or control of, or be connected as a partner, consultant or otherwise with, or permit its or his name or the name of any other Person acting at its or his direction to be used by or in connection with, any business or organization (other than the Purchaser or any of the Purchaser’s Affiliates) that engages in any Competing Business. For purposes of this Agreement, “Competing Business” shall mean the business of providing any form of marketing services, including but not limited to marketing services provided via a freelance talent marketplace or platform or via a marketing services agency and shall include any software that amounts to or constitutes, as a collection, a “freelance talent marketplace or platform in a box” or similar packaged offering whose primary function is providing the client or customer the essential software applications, tools, and/or technology to operate a freelance talent marketplace or platform that helps clients or customers to connect with marketing professionals to perform work; provided, however, that, for the avoidance of doubt, the term “Competing Business” shall not include (i) the business of providing, selling, and/or licensing marketing software applications, tools, and/or technology to clients or customers as end users for such clients and customers to direct the use of such software applications, tools, and technology so long as such software applications, tools, or technology do not amount to or constitute, as a collection, a “freelance talent marketplace or platform in a box” or similar packaged offering whose primary function is providing the client or customer the essential software applications, tools, and/or technology to operate a freelance talent marketplace or platform that help clients or customers to connect with marketing professionals to perform work; or (ii) any of the following businesses, software applications, tools, and/or technology currently owned and operated by Parent: Hello Bar, LLC (https://www.hellobar.com/) (which provides website pop-ups and software applications, tools, and/or technology for lead capture), Subscribers (https://subscribers.com/) (which provides software applications, tools, and/or technology for desktop and mobile push notifications), OnboardFlow (https://onboardflow.com/) (which provides software applications, tools, and/or technology for customer trial analytics and conversion), Expedition (https://www.expedition.so/) (which provides a digital community for growth, marketing, and sales leaders), Mighty Fans (https://mightyfans.com/) (which provides a marketplace connecting athletes and fans), or Dealify, Inc. (https://www.dealify.com/) (which provides a marketplace for lifetime deals on software applications).

(b) (i) solicit, encourage, support, cause or attempt to cause any Supplier to cease or lessen such Supplier’s business with Purchaser or its Affiliates that relates to the Business; (ii) solicit any Customer regarding any Competing Business (the “Competing Services”), or sell to any Customer, or provide any Customer with, any Competing Services; or (iii) solicit, encourage, support, cause or attempt to cause any third-party website owners, managers, or Affiliates that provided external links to GrowthCollective.com at or at any time prior to the Closing to reassign, redirect, or otherwise alter such links to a point to a website other than GrowthCollective.com; or

(c) permit any person acting at its direction or with its encouragement to, directly or indirectly, make, publish, communicate or take any action, or cause or induce or encourage any person to make, publish, communicate or take any action, to disparage or otherwise make any negative comments about Purchaser or any other person that it or he is aware is an Affiliate of Purchaser or their respective direct or indirect officers, directors, partners, managers, employees, equityholders, members, agents, products or services, to the extent it or he has knowledge of the relationship of such person to Purchaser; or

For a period of three years following Closing:

(d) cause, solicit, induce or encourage to leave the employment or engagement of Purchaser or any of its Affiliates, or solicit, hire or employ, or cause any other person to solicit, hire, engage or employ, any person (including any consultants or independent contractors) retained or employed by Purchaser or its Affiliates as of immediately following the Closing;

For purposes of this Agreement, the term “Customer” means any customer of the Company or Purchaser or any of its Affiliates with respect to the Business as of the Closing or during the five years following Closing. For purposes of this Agreement, the term “Supplier” means any vendor or supplier of goods or services to Purchaser or any of its Affiliates with respect to the Business as of the Closing or during the five years following Closing.

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In addition, the Company shall, in conjunction with the Purchaser, use commercially reasonable efforts to encourage and persuade its Customers to continue their contractual relationship with the Purchaser after the Closing.

The parties hereto have each reviewed the scope, duration and geographical limitations of the covenants made in this Section 12 and agree that they are reasonable and necessary to protect goodwill and other legitimate business interests of the Purchaser and its Affiliates. However, the parties hereto agree that if this Section 12 is found to be unenforceable due to restrictions unreasonable in scope, duration or geographical area, then the appropriate court may reform this Section 12 so that the restrictions in it are reasonable and enforceable. The parties hereto acknowledge that a breach of Section 12.1 will result in irreparable and/or incalculable damage to the Purchaser. The Company and the Parent each acknowledge that the Purchaser would not have entered into this Agreement but for the obligations of the Company and the Parent set forth in Section 12.1 hereof. It is therefore agreed that the Purchaser shall be entitled to obtain injunctive relief, without the necessity of posting a bond, or to cause the breaching Party to specifically perform its obligations thereunder, and that any such breach or threatened breach may be brought in a court of equity, in addition to whatever other remedies may be available at Law or otherwise. Additionally, the parties hereto acknowledge that the Purchaser’s remedies for a breach or other failure to comply with the restrictions contained in this Section 12 are not intended to be limited in any way by reference to any assignment of value made pursuant to this Agreement (or any tax returns reflecting the same).

12.2 Name Change and Legal Existence. The Company shall, within five business days after the Closing Date, change the Company’s name from “Growth Collective Solutions, Inc.” to a different name which does not include the words “Growth Collective”, and cease to do business under the name “Growth Collective” or “Growth Collective Solutions”. The Company also agrees to maintain its legal existence for at least 24 months after the Closing Date (the “Post-Closing Corporate Existence”). During the Holdback Period, the Company will not pay to its stockholders who are natural persons any portion of the Purchase Price as a distribution or dividend.

12.3 Post-Closing Transition Services. The Company shall enter into the Transition Services Agreement pursuant to which the Company will provide such usage and maintenance services as the Purchaser deems reasonably necessary for the continued operation of the Purchased Assets for a period of up to one year following the Closing, as more fully set forth in the Transition Services (the “Transition Services”). As consideration for the Transition Services, and as provided further in the Transition Services Agreement, the Purchaser shall reimburse the Company for documented out-of-pocket costs and expenses reasonably incurred by the Company in the provision of requested Transition Services, including, without limitation, fees and payments to third-party service providers or subcontractors and payments made to employees of the Company as provided in the Transition Services Agreement.

12.4 Purchase Price Allocation. Purchaser and the Company agree to allocate the aggregate purchase price and other relevant items among the Purchased Assets for all purposes (including tax and financial accounting) as agreed to by their respective accountants, negotiating in good faith on their behalf. Purchaser and the Company shall file all tax returns (including amended tax returns and claims for refund) and information reports in a manner consistent with such allocation, except as otherwise required by applicable Law.

12.5 Collection of Purchased Assets. The Company shall promptly, and without any further action of the Purchaser, immediately remit to the Purchaser any amounts received by the Company in its bank accounts in respect of any of the Purchased Assets, including, without limitation, any Accounts Receivable.

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12.6 Nonassignable Contracts. Without in any way limiting the Company’s obligation to obtain all third-party consents necessary for the sale, transfer, assignment and delivery of the Purchased Assets to the Purchaser hereunder, if any such third-party consent is not obtained or if such assignment is not permitted, and the transactions contemplated hereunder are consummated, the Company shall use commercially reasonable efforts to obtain such third-party consents and take such other actions as may be required in order to assign such Purchased Assets to the Purchaser promptly following the Closing Date.

13. Indemnification.

13.1 Survival of Representations, Warranties and Agreements. The representations and warranties of Company and the Purchaser contained in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement shall survive until one year after the Closing Date, except that in the event of fraud, criminal conduct, gross negligence, recklessness, breach of fiduciary duty, intentional misrepresentation, intentional breach, and/or willful misconduct with respect to any representation or warranty of the Company contained in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement, such representation or warranty shall survive without limitation. The covenants and agreements of Company contained in this Agreement shall survive without limitation, and remain in full force and effect in accordance with their respective terms.

13.2 Indemnification by the Company and Parent. The Company and Parent, jointly and severally, on behalf of the Company, hereby agree to indemnify and hold harmless the Purchaser and its officers, directors, employees, agents, representatives and stockholders, and their respective successors and assigns (collectively, the “Purchaser Indemnified Parties”) from and against any and all losses, taxes, liabilities, damages, demands, claims, suits, actions, judgments or causes of action, assessments, costs and expenses, including, without limitation, interest, penalties, attorneys’ fees, any and all expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (collectively, “Losses”) asserted against, resulting to, imposed upon, or incurred or suffered by the Purchaser Indemnified Parties, directly or indirectly, as a result of or arising from any of the following (the “Purchaser Claims”):

(a) Any inaccuracy in or breach of any of the representations, or warranties made by the Company in this Agreement (including, without limitation, any omission from any schedules delivered pursuant to this Agreement) or in any certificate or instrument delivered pursuant to this Agreement;

(b) Any breach or nonfulfillment of any of the covenants or agreements made by Company in this Agreement or in any of the other Transaction Agreements;

(c) Any liability of Company imposed or attempted to be imposed upon the Purchaser Indemnified Parties as transferee of the Purchased Assets which such liability arose out of the ownership or operation of the Purchased Assets prior to the Closing Date other than the Assumed Liabilities;

(d) Any Excluded Taxes;

(e) Any liability (including, without limitation, any liability related to taxes) imposed upon the Purchaser Indemnified Parties by reason of its status as transferee of, or successor to, the Purchased Assets (including, without limitation, any liability incurred by or imposed upon the Purchaser Indemnified Parties as a result of the failure, in connection with the sale of the Purchased Assets by Company to the Purchaser Indemnified Parties pursuant to this Agreement, to comply with, and obtain for the Purchaser Indemnified Parties the benefits afforded by compliance with tax clearance certificate requirements under applicable state tax law) other than the Assumed Liabilities; or

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(f) Any claim by creditors of Company against the Purchaser Indemnified Parties arising out of or based upon the failure of a party hereto to notify creditors or take other actions to comply with applicable state bulk sales or bulk transfer laws.

13.3 Indemnification by the Purchaser. The Purchaser hereby agrees to indemnify and hold harmless the Company and its and their officers, directors, employees, agents, representatives and stockholders, and their respective successors and assigns (collectively, the “Company Indemnified Parties”) from and against any and all Losses asserted against, resulting to, imposed upon, or incurred or suffered by the Company Indemnified Parties, directly or indirectly, as a result of or arising from any of the following (“Company Claims” and, together with the Purchaser Claims, the “Claims”):

(a) Any inaccuracy in or breach of any of the representations, or warranties made by the Purchaser in this Agreement or in any certificate, agreement or instrument delivered pursuant to this Agreement or any facts or circumstances constituting such an inaccuracy or breach;

(b) Any breach or nonfulfillment of any of the covenants or agreements made by the Purchaser in this Agreement or in any of the other Transaction Agreements;

(c) Any liability arising out of the ownership or operation of the Purchased Assets on or after the Closing Date provided such liability is not the result of a matter in which the Company or the Parent is obligated to indemnify the Purchaser pursuant to Section 13.2 hereof (regardless of the limitations on the survivability of such indemnification); or

(d) Any Assumed Liability.

13.4 Certain Limitations. The party making a claim under this Section 13 is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this Section 13 is referred to as the “Indemnifying Party.” The indemnification provided for in Section 13.2 and Section 13.3 shall be subject to the following limitations:

(a) The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under 13.2(a) or Section 13.3(a), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 13.2(a) or Section 13.3(a) exceeds $25,000, in which event the Indemnifying Party shall be required to pay or be liable for Losses from the first dollar.

(b) The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 13.2(a) or Section 13.3(a), as the case may be, shall not exceed the then-remaining unpaid portion of the Holdback Amount.

(c) Notwithstanding the foregoing, the limitations set forth in Section 13.4(a) and Section 13.4(b) shall not apply to Losses based upon, arising out of, with respect to, or by reason of any inaccuracy in or breach of any representation or warranty in Section 9.1, Section 9.2, Section 9.5, Section 9.6, Section 9.19, Section 9.27, Section 10.1, Section 10.2, and Section 10.7, and the aggregate amount of any such Losses for which the Company or the Purchasers, as applicable, shall be liable shall not exceed the Purchase Price.

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(d) Notwithstanding the foregoing, the limitations set forth in Section 13.4(a) and Section 13.4(b) shall not apply to Losses based upon, arising out of, with respect to, or by reason of another party’s fraud, criminal conduct, gross negligence, recklessness, breach of fiduciary duty, intentional misrepresentation, intentional breach, and/or willful misconduct.

(e) In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive or exemplary damages, except to the extent awarded to a third party against any Indemnified Party in circumstances in which such Indemnified Party is entitled to indemnification hereunder.

13.5 Procedure for Indemnification with Respect to Third-Party Claims. In the event of a Claim resulting from the assertion of liability by one or more third parties, the party seeking indemnification with respect to such Claim under this Section 13 (individually an “Indemnified Party” and, collectively, the “Indemnified Parties”) shall promptly notify the party required to provide indemnification pursuant to this Agreement (individually an “Indemnifying Party” and collectively the “Indemnifying Parties”) of such Claim (such notice, the “Notice of Claim”); provided, that no failure or delay by the Indemnified Party in delivering such Notice of Claim shall limit or otherwise affect the Indemnified Party’s rights to indemnification under this Section 13 to the extent such failure or delay does not prejudice the Indemnifying Party. The Indemnified Party shall control the defense and settlement of the Claim and the Indemnifying Party shall have the right, at its expense, to participate in but not control the defense and settlement of the Claim; provided, that the Indemnifying Party may assume the defense and settlement of the Claim if it shall admit and agree to pay to the Indemnified Party, and shall agree not to dispute, any and all indemnifiable amounts arising thereunder pursuant to its obligations under this Section 13. The Indemnifying Party or the Indemnified Party, as applicable, shall at its own expense provide reasonable assistance in defending and settling the Claim. Notwithstanding anything in this Section 13.4 to the contrary, to the extent the Indemnifying Party controls the defense and settlement of a Claim, the Indemnifying Party shall not, without the Indemnified Party’s written consent (which consent shall not be unreasonably withheld), settle or compromise any Claim or consent to entry of any judgment in respect thereof unless such settlement, compromise or consent includes as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect of such Claim.

13.6 Procedure for Indemnification with Respect to Non-Third Party Claims. In the event that the Indemnified Party asserts the existence of a Claim giving rise to Losses (but excluding Claims resulting from the assertion of liability by third parties), it shall give written notice to the Indemnifying Party. Such written notice (the “Claim Notice” and, together with the Notice of Claim, the “Notice”) shall state that it is being given pursuant to this Section 13.5, specify the nature and amount of the Claim asserted, provide a reasonably detailed description of the factual basis thereof and indicate the date on which such assertion shall be deemed accepted (such date to be established in accordance with the next sentence) and the amount of the Claim if deemed a valid Claim. If the Indemnifying Party, within thirty (30) days after the delivery of such Claim Notice by the Indemnified Party, shall not give written notice to the Indemnified Party announcing its intent to contest such assertion of the Indemnified Party, such assertion shall be deemed accepted and the amount of the Claim set forth in such notice shall be deemed a valid Claim. In the event, however, that the Indemnifying Party contests the assertion of a Claim by giving such written notice to the Indemnified Party within said period, then the parties shall act in good faith to reach agreement and settlement regarding such Claim. If the parties cannot come to an agreement, then such dispute shall be finally determined by arbitration conducted according to the procedures set forth in Section 13.6.

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13.7 Arbitration. In the event of a dispute concerning the indemnification provisions of this Section 13, such dispute shall be finally determined by a single arbitrator, who shall have at least ten (10) years of relevant experience. Any such arbitration shall be under the then-current Streamlined Arbitration Rules and Procedures of JAMS. The arbitrator shall be selected by mutual agreement of the Parties or otherwise in accordance with the then-current Streamlined Arbitration Rules and Procedures of JAMS from a list of qualified people maintained by JAMS. The arbitration shall be conducted in the State of New York, under Delaware law. Any discovery conducted pursuant to any such arbitration shall be limited to a duration of sixty (60) days. Each Party shall bear its own costs and attorneys’ fees, and the Parties shall share equally the fees and expenses of the arbitrator (together, “Fees”), subject to the arbitrator’s authority to award such Fees to either Company or the Purchaser, in arbitrator’s full discretion. For the avoidance of doubt, Fees shall include all reasonable pre-award expenses of the arbitration, including the arbitrator’s fees, administrative fees, travel expenses, out-of-pocket expenses, such as copying and telephone costs, witness fees and reasonable attorneys’ fees. The arbitrator’s decision in any arbitration conducted pursuant to this Section 13.6 shall be in writing, and will be final, unappealable and binding.

14. Miscellaneous. The Company is fully and solely responsible for any income, sales, use, value-added or other taxes in connection with this Agreement. Except as set forth herein, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) three (3) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, (iii) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt, or (iv) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient. All communications shall be sent to the respective Parties at the addresses set forth on the signature pages attached hereto (or at such other addresses as a party may designate by ten (10) days’ notice, given in accordance with this Section 14). No failure to exercise, and no delay in exercising, on the part of either party, any privilege, any power or any rights hereunder will operate as a waiver thereof, nor will any single or partial exercise of any right or power hereunder preclude further exercise of any other right hereunder. If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be unenforceable or invalid, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable. This Agreement shall be deemed to have been made in and shall be construed pursuant to the laws of the State of Delaware without regard to conflicts of law or other principles that would result in the application of any law other than the law of the State of Delaware. In any dispute between the Parties arising out of or relating to this Agreement, any other Transaction Agreements, or any of the transactions contemplated by hereby or thereby, (a) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and Federal courts located in New York, New York; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any Federal court of competent jurisdiction sitting in New York, New York; (c) each of the Parties irrevocably waives the right to trial by jury; and (d) each of the Parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid. The parties agree that money damages would not be an adequate remedy for any breach of this Agreement or any other Transaction Agreement by either Party and that the nonbreaching Party shall be entitled to equitable relief, including injunction and specific performance, as a remedy for such breaches. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement or any other Transaction Agreement but shall be in addition to all other remedies available at law or in equity to the non-breaching party. Any waivers or amendments shall be effective only if made in writing and signed by a representative of the respective Parties authorized to bind the Parties. Neither the Company nor the Parent may assign this Agreement or any of its rights or obligations hereunder, without the written consent of the Purchaser and any attempt to do so shall be void; the Purchaser may assign this Agreement in whole or in part (a) to any Affiliate of the Purchaser; (b) in connection with the sale of all or a substantial part of the Purchaser’s assets or business; or (c) to any of its financing sources as collateral security. This Agreement is the complete and exclusive statement of the mutual understanding of the Parties and supersedes and cancels all previous written and oral agreements and communications relating to the subject matter of this Agreement. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns. Except as otherwise expressly herein contemplated, nothing in this Agreement, express or implied, is intended to confer upon any person or entity, other than Company, the Purchaser, or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the Parties actually executing such counterparts, and all of which together shall constitute one instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. The Purchaser and the Company may terminate this Agreement by written notice at any time prior to the Closing Date upon the material breach of this Agreement by the other Party. In the event the Company delivers to the Purchaser Updated Disclosure Schedules on or prior to the Closing Date, the Purchaser may terminate this Agreement, by written notice to the Company at any time prior to the Closing Date, if the Purchaser determines in good faith that the Updated Disclosure Schedules reveal new facts or circumstances that are material and adverse to the Purchased Assets, to the Business, and/or to the Parties’ ability to consummate the transactions contemplated by this Agreement. Upon termination, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party (except for any liability of any party then in breach related to such breach).

[Remainder of page intentionally left blank. Signature page immediately follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the Closing Date.

PURCHASER: Toptal, LLC

By:	/s/ Taso Du Val
Name:	Taso Du Val
Title:	CEO
Address:	2810 N. Church St., #36879
Wilmington, DE 19802-4447

COMPANY: Growth Collective Solutions, Inc.,

By:
Name:	Ryan Bettencourt
Title:	President
Address:	4275 Executive Square, Suite 200 La Jolla, CA 92037

ACKNOWLEDGED AND AGREED AS TO SECTIONS 12 AND 13 HEREOF:

PARENT: Legion Works Inc.

By:
Name:	Caleb Green
Title:	Chief Operating Officer
Address:	4275 Executive Square, Suite 200 La Jolla, CA 92037

SIGNATURE PAGE TO PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the Effective Date.

PURCHASER: Toptal, LLC

By:
Name:	Taso Du Val
Title:	CEO
Address:	2810 N. Church St., #36879
Wilmington, DE 19802-4447

COMPANY: Growth Collective Solutions, Inc.,

By:	/s/ Ryan Bettencourt
Name:	Ryan Bettencourt
Title:	President
Address:	4275 Executive Square, Suite 200 La Jolla, CA 92037

ACKNOWLEDGED AND AGREED AS TO SECTIONS 12 AND 13 HEREOF:

PARENT: Legion Works Inc.

By:	/s/ Caleb Green
Name:	Caleb Green
Title:	Chief Operating Officer
Address:	4275 Executive Square, Suite 200 La Jolla, CA 92037

SIGNATURE PAGE TO PURCHASE AGREEMENT

SCHEDULE 1

Certain Purchased Assets

1(a) (Domain Names)

1. growthcollective.com

2. growthcollective.agency

3. growthcollective.space

4. growthcollective.digital

5. growthcollective.shop

6. growthcollective.website

7. growthcollective.online

8. growthcollective.site

9. growthcollective.info

10. growthcollective.work

11. growthcollective.live

12. growthcollective.email

13. growthcollective.marketing

1(f) (Specified Intangible Assets)

1.	The trade name “Growth Collective.”
2.	The following trademark applications and any and all rights to trademark “Growth Collective”:

Country	Trademark	Application Owner	Application Serial No. or Registration No.	Application Date
United States	GROWTH COLLECTIVE	Growth Collective Solutions, Inc.	97296688	March 4, 2022
United States	GROWTH COLLECTIVE	Growth Collective Solutions, Inc.	98219916	October 11, 2023

3.	The following social media handles (the “Social Media Handles”):

Platform	Handle/Link
LinkedIn	https://www.linkedin.com/company/growwithgc/
Twitter/X	@GrowWithGC
Facebook	https://www.facebook.com/growwithgc
Instagram	https://www.instagram.com/growwithgc/
Pinterest	https://www.pinterest.com/011t3l9zk929j61bqojrdhvv9qz4yt/

4.	All accounts associated with the Social Media Handles, including usernames and passwords.
5.	The accounts that the Company has with the following providers (the “Assigned Accounts”), including usernames and passwords:

	a.	Google ads
	b.	The Webflow Account
	c.	Stripe
	d.	TrustPilot
	e.	Clutch
	f.	Google Analytics
	g.	Google Search Console
	h.	Google Tag Manager
	i.	Google Workspace
	j.	G2
	k.	Airtable
l.

Any other account used in day-to-day operations of the Business with respect to the Website and other Purchased Assets (excluding, for the avoidance of doubt, accounts that are used in the Excluded Assets).

6.	The following email domains:

a.	@growthcollective.com (Registrar: Cloudfare, Inc.)
b.	@growthcollective.space (Registrar: Namecheap, Inc.)
c.	@growthcollective.website (Registrar: Namecheap, Inc.)
d.	@growthcollective.online (Registrar: Namecheap, Inc.)
e.	@growthcollective.site (Registrar: Namecheap, Inc.)
f.	@growthcollective.info (Registrar: Namecheap, Inc.)
g.	@growthcollective.work (Registrar: Namecheap, Inc.)
h.	@growthcollective.emal (Registrar: Namecheap, Inc.)
i.	@growthcollective.marketing (Registrar: Namecheap, Inc.)

1(g) (Assigned Contracts)

Certain Agreements with GC Clients:

1.	Consulting Agreement dated as of April 15, 2024, by and among [XXXXXXX], [XXXXXX], and the Company (the “[XXXXXX] Contract”).
2.	Agreement dated March 19, 2024 by and between the Company and [XXXXXX].
3.	Agreement dated April 2, 2024 by and between the Company and [XXXXXX].
4.	Agreement dated April 19, 2024 by and between the Company and [XXXXXXX].

Third-Party Vendors and Tools (which are solely assigned to the Purchaser under this Agreement as and to the extent determined by the Purchaser as necessary to assign the Assigned Accounts from the Company to Purchaser)

5.	Terms of Service available at https://webflow.com/legal/term with Webflow, Inc., a Delaware corporation (the “Webflow Contract”).

6.	Stripe Services Agreement available at https://stripe.com/legal/ssa with Stripe, Inc. (the “Stripe Contract”).

7.	Google Ads Terms and Conditions available at https://support.google.com/adspolicy/answer/54818?hl=en with Google LLC (the “Google Ads Contract”).

8.	Google Analytics Terms of Service available at https://marketingplatform.google.com/about/analytics/terms/us/ with Google LLC (the “Google Analytics Contract”).

9.	Google Tag Manager Terms of Service Agreement available at https://support.google.com/tagmanager/answer/7157428?hl=en with Google LLC (the “Google Tag Manager Contract”).

10.	G2 Terms of Use available at https://legal.g2.com/terms-of-use with G2.com, Inc. (the “G2 Contract”).

11.	Terms of Service available at https://clutch.co/terms with Clutch Co LLC (the “Clutch Contract”).

12.	Terms of Use and Sale for Businesses available at https://legal.trustpilot.com/for- businesses/terms-of-use-and-sale-for-businesses with Trustpilot Inc. (the “Trustpilot Contract”).

13.

Google Search Console Terms of Service available at https://www.gstatic.com/policies/terms/pdf/20240522/ks8shls0/google_terms_of_service_en_us.p df with Google LLC (the “Google Search Console Contract”).

14.	User Agreement available at https://www.linkedin.com/legal/user-agreement with LinkedIn (the “LinkedIn Contract”).

15.	Terms of Use available at https://help.instagram.com/581066165581870 with Meta Platforms, Inc. (the “Instagram Contract”).

16.	Business Terms of Service available at https://business.pinterest.com/business-terms-of-service/ with Pinterest (the “Pinterest Contract”).

17.	Terms of Service available at https://www.airtable.com/company/tos with Formagrid Inc, dba Airtable (the “Airtable Contract”).

18.	Terms of Service available at www.facebook.com/legal/terms with Meta Platforms, Inc. (the “Facebook Contract”).

19.	Google Workspace Terms of Service available at https://workspace.google.com/terms/premier_terms/ (the “Google Workspace Contract”).

20.	Terms of Service available at https://x.com/en/tos with X Corp. (the “X Contract”).

Terms of Service with GC Clients and GC Consultants
21.

The Terms of Service available at https://www.growthcollective.com/legal/terms-of-service, which the Company is party to with the GC Clients and GC Consultants listed on Schedule A by virtue of their use of the Platform.

Outstanding Invoices Issued to Certain GC Clients (which list of outstanding invoices shall be updated by the Company on or prior to the Closing Date, subject to the Purchaser’s review and acceptance of such list of outstanding invoices)

Invoice Number	GC Client Name	Amount Due	Date (UTC)	Due Date (UTC)
[XXXXXXX]	[XXXXXXX]	$825.00	2024-06-17 9:25	2024-07-17 9:27
[XXXXXXX]	[XXXXXXX]	$375.00	2024-06-17 9:20	2024-07-17 9:24
[XXXXXXX]	[XXXXXXX]	$225.00	2024-06-17 9:17	2024-07-17 9:20
[XXXXXX]	[XXXXXXX] [XXXXXXX]	$3,000.00	2024-06-17 9:03	2024-07-17 9:04
[XXXXXXX]	[XXXXXXX] ] [XXXXXXX]	$2,070.00	2024-06-17 8:38	2024-07-01 8:39
[XXXXXXX]	[XXXXXXX] [XXXXXXX]	$2,325.00	2024-06-17 8:37	2024-07-01 8:37
[XXXXXXX]	[XXXXXXX] [XXXXXXX]	$1,500.00	2024-06-17 0:05
[XXXXXXX]	[XXXXXXX] [XXXXXXXX]	$1,400.00	2024-06-16 12:20
[XXXXXXX]	[XXXXXXX]	$237.50	2024-06-16 11:24	2024-07-16 11:25
[XXXXXXX]	[XXXXXXX]	$62.50	2024-06-16 11:23	2024-07-16 11:24
[XXXXXXX]	[XXXXXXX] [XXXXXXXX]	$2,000.00	2024-06-15 0:05
[XXXXXXX]	[XXXXXXX] [XXXXXXX]	$1,800.00	2024-06-12 20:30
[XXXXXXX]	[XXXXXXX] [XXXXXXX]	$975.00	2024-06-12 20:28
[XXXXXXX]	[XXXXXXX] [XXXXXXX]	$325.00	2024-06-12 20:24
[XXXXXXX]	[XXXXXXX] [XXXXXXX]	$260.00	2024-06-12 20:20
[XXXXXX]	[XXXXXXX] [XXXXXXX]	$3,000.00	2024-06-10 10:42	2024-07-10 10:43
[XXXXXXX]	[XXXXXXX] [XXXXXXX]	$581.25	2024-06-10 10:40	2024-06-11 6:59
[XXXXXXX]	[XXXXXXX] [XXXXXXX]	$225.00	2024-06-10 10:37	2024-06-11 6:59
[XXXXXXX]	[XXXXXXX] [XXXXXXX]	$1,170.00	2024-06-10 10:22	2024-06-24 10:23
[XXXXXXX]	[XXXXXXX] [XXXXXXX]	$1,912.50	2024-06-10 10:20	2024-06-24 10:21

[XXXXXXX]	[XXXXXXX]	$375.00	2024-06-10 10:11	2024-06-11 6:59
[XXXXXXX]	[XXXXXXX]	$300.00	2024-06-10 9:09	2024-06-17 9:11
[XXXXXXX]	[XXXXXXX]	$300.00	2024-06-10 9:08	2024-06-17 9:09
[XXXXXXX]	[XXXXXXX]	$150.00	2024-06-10 9:06	2024-06-17 9:07
[XXXXXXX]	[XXXXXXX]	$300.00	2024-06-10 9:00	2024-06-17 9:01
[XXXXXXX]	[XXXXXXX]	$612.50	2024-06-10 8:45	2024-06-11 6:59
[XXXXXXX]	[XXXXXXX]	$245.00	2024-06-10 8:41	2024-06-11 6:59
[XXXXXX]	[XXXXXXX]	$816.66	2024-06-10 8:22	2024-06-17 8:24
[XXXXXX]	[XXXXXXX] [XXXXXXX]	$3,000.00	2024-06-03 10:14	2024-07-03 10:15
[XXXXXX]	[XXXXXXX] [XXXXXXX]	$3,000.00	2024-06-03 10:11	2024-07-03 10:14
[XXXXXXX]	[XXXXXXX] [XXXXXXX]	$630.00	2024-06-03 9:55	2024-06-17 9:56
[XXXXXXX]	[XXXXXXX] [XXXXXXX]	$1,350.00	2024-06-03 9:37	2024-06-17 9:54
[XXXXXXX]	[XXXXXXX]	$948.50	2024-05-28 9:21	2024-06-04 9:22
[XXXXXX]	[XXXXXXX] [XXXXXXX]	$3,000.00	2024-05-20 10:30	2024-06-19 10:30
[XXXXXXX]	[XXXXXXX] [XXXXXXX]	$2,000.00	2024-05-15 0:05
[XXXXXX]	[XXXXXXX] [XXXXXXX]	$3,000.00	2024-05-13 11:56	2024-06-12 12:00

SCHEDULE 2

Excluded Assets

1.	All cash and cash equivalents, bank accounts, and securities of the Company.

2.	All Contracts that are not Assigned Contracts.

3.	All Intellectual Property other than the Intellectual Property Assets.

4.

The corporate seals, organizational documents, minute books, stock books, tax returns, books of account or other records having to do with the corporate organization of the Company, all employee-related or employee benefit-related files or records, and any other books and records which the Company is prohibited from disclosing or transferring to the Purchaser under applicable Law and is required by applicable Law to retain.

5.

All of the Software (as defined below) of the Company (including all Source Code (as defined below) and the Web Application (as defined below)) other than the Webflow Software and Source Code. For purposes of this agreement “Software” means all software of any type (including programs, applications, middleware, utilities, tools, drivers, firmware, microcode, scripts, batch files, JCL files, instruction sets and macros) and in any form, databases, associated data and related documentation, and all rights therein and “Source Code” means computer code which may be printed out or displayed in human readable form and which is compiled to create machine readable code or object code.

6.

The Company’s account with Amazon Web Services (the “AWS Account”) and all Software and Source Code that resides on or within or is associated with the AWS Account, including, without limitation, the web application associated with the Website and Platform that provides the logic, database, and algorithms for processing GC Client and GC Consultant profiles, roles, matching, communications, engagements, and payments, and to which the Website is connected prior to the Closing Date (the “Web Application”).

7.

All precursors, derivatives, portions and work in progress with respect thereto and all inventions, works of authorship, mask works, technology, information, know-how, materials and tools relating thereto or to the development, production, use, support or maintenance of the foregoing Software and Source Code.

8.	The following Accounts Receivable, which relate to work performed by [XXXXXXXX] (collectively, the “Excluded Receivables”):

Source	Invoice Number	GC Client Name	Amount Due	Issued Date
[XXXXXXX]	[XXXXXXX]	[XXXXXXX]	$1,715.00	2024-04-29 7:02
[XXXXX]	[XXXXXXX]	[XXXXXXX]	$686.00	2024-04-15 7:59

[XXXXXXX]	[XXXXXXX]	[XXXXXXX]	$882.00	2024-04-02 9:14
[XXXXXXX]	[XXXXXXX]	[XXXXXXX]	$563.50	2024-04-02 9:13
[XXXXXXX]	[XXXXXXX]	[XXXXXXX]	$1,102.50	2024-03-18 7:46
[XXXXXXX]	[XXXXXXX]	[XXXXXXX]	$931.00	2024-03-04 8:00
			$5,880.00

9.	All rights to any action, suit or claim of any nature available to or being pursued by the Company relating to any of the above Excluded Assets, whether arising by way of counterclaim or otherwise.

SCHEDULE 7.1

Specified Assumed Liabilities

To the extent that the following accounts payable are not more than 30 days past due as of the Closing Date, they shall constitute Assumed Liabilities:

GC Consultant Name	Amount Due	GC Client Name	Date (UTC)	Due Date (UTC)
[XXXXXXX]	$660.00	[XXXXXXX]	2024-06-17 9:25	2024-07-17 9:27
[XXXXXXX]	$300.00	[XXXXXXX]	2024-06-17 9:20	2024-07-17 9:24
[XXXXXXX]	$180.00	[XXXXXXX]	2024-06-17 9:17	2024-07-17 9:20
[XXXXXXX]	$2,400.00	[XXXXXXX] [XXXXXXX]	2024-06-17 9:03	2024-07-17 9:04
[XXXXXXX]	$1,656.00	[XXXXXXX] [XXXXXXX]	2024-06-17 8:38	2024-07-01 8:39
[XXXXXXX]	$1,860.00	[XXXXXXX] [XXXXXXX]	2024-06-17 8:37	2024-07-01 8:37
[XXXXXXX]	$1,200.00	[XXXXXXX] [XXXXXXX]	2024-06-17 0:05
[XXXXXXX]	$1,120.00	[XXXXXXX] [XXXXXXX]	2024-06-16 12:20
[XXXXXXX]	$190.00	[XXXXXXX]	2024-06-16 11:24	2024-07-16 11:25
[XXXXXXX]	$50.00	[XXXXXXX]	2024-06-16 11:23	2024-07-16 11:24
[XXXXXXX]	$1,600.00	[XXXXXXX] [XXXXXXX]	2024-06-15 0:05
[XXXXXXX]	$1,440.00	[XXXXXXX] [XXXXXXX]	2024-06-12 20:30
[XXXXXXX]	$780.00	[XXXXXXX] [XXXXXXX]	2024-06-12 20:28
[XXXXXXX]	$260.00	[XXXXXXX] [XXXXXXX]	2024-06-12 20:24
[XXXXXXX]	$208.00	[XXXXXXX] [XXXXXXX]	2024-06-12 20:20
[XXXXXXX]	$2,400.00	[XXXXXXX] [XXXXXXX]	2024-06-10 10:42	2024-07-10 10:43
[XXXXXXX]	$465.00	[XXXXXXX] [XXXXXXX]	2024-06-10 10:40	2024-06-11 6:59
[XXXXXXX]	$180.00	[XXXXXXX] [XXXXXXX]	2024-06-10 10:37	2024-06-11 6:59

[XXXXXXX]	$936.00	[XXXXXXX] [XXXXXXX]	2024-06-10 10:22	2024-06-24 10:23
[XXXXXXX]	$1,530.00	[XXXXXXX] [XXXXXXX]	2024-06-10 10:20	2024-06-24 10:21
[XXXXXXX]	$300.00	[XXXXXXX]	2024-06-10 10:11	2024-06-11 6:59
[XXXXXXX]	$240.00	[XXXXXXX]	2024-06-10 9:09	2024-06-17 9:11
[XXXXXXX]	$240.00	[XXXXXXX]	2024-06-10 9:08	2024-06-17 9:09
[XXXXXXX]	$120.00	[XXXXXXX]	2024-06-10 9:06	2024-06-17 9:07
[XXXXXXX]	$240.00	[XXXXXXX]	2024-06-10 9:00	2024-06-17 9:01
[XXXXXXX]	$490.00	[XXXXXXX]	2024-06-10 8:45	2024-06-11 6:59
[XXXXXXX]	$196.00	[XXXXXXX]	2024-06-10 8:41	2024-06-11 6:59
[XXXXXXX]	$653.33	[XXXXXXX]	2024-06-10 8:22	2024-06-17 8:24
[XXXXXXX]	$2,400.00	[XXXXXXX] [XXXXXXX]	2024-06-03 10:14	2024-07-03 10:15
[XXXXXXX]	$2,400.00	[XXXXXXX] [XXXXXXX]	2024-06-03 10:11	2024-07-03 10:14
[XXXXXXX]	$504.00	[XXXXXXX] [XXXXXXX]	2024-06-03 9:55	2024-06-17 9:56
[XXXXXXX]	$1,080.00	[XXXXXXX] [XXXXXXX]	2024-06-03 9:37	2024-06-17 9:54
[XXXXXXX]	$758.80	[XXXXXXX]	2024-05-28 9:21	2024-06-04 9:22
[XXXXXXX]	$2,400.00	[XXXXXXX] [XXXXXXX]	2024-05-20 10:30	2024-06-19 10:30
[XXXXXXX]	$1,600.00	[XXXXXXX] [XXXXXXX]	2024-05-15 0:05
[XXXXXXX]	$2,400.00	[XXXXXXX] [XXXXXXX]	2024-05-13 11:56	2024-06-12 12:00
	$35,437.13

SCHEDULE 9

Schedule of Exceptions to Company’s Representations

[As Attached]

DISCLOSURE SCHEDULES

These Disclosure Schedules have been prepared in connection with the Asset Purchase Agreement (the “Agreement”), dated as of June 18, 2024, by and between Toptal, LLC, a Delaware limited liability company (“Purchaser”), Growth Collective Solutions, Inc., a Delaware corporation (the “Company”), and, as to Sections 12 and 13 of the Agreement, Legion Works, Inc., a Delaware corporation (“Parent”), and constitutes the Disclosure Schedules referred to in the Agreement. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

The representations and warranties of the Company in Section 9 of the Agreement are made subject to the exceptions and qualifications set forth herein. These Disclosure Schedules are qualified in their entirety by reference to specific provisions of the Agreement, and are not intended to constitute, and shall not be construed as constituting, separate representations or warranties of the Company.

The section numbers used herein refer to the Sections in the Agreement. Headings and subheadings have been inserted herein for convenience of reference only and shall not have the effect of amending or changing the express description hereof as set forth in the Agreement.

The inclusion of any information (including dollar amounts) in any section of these Disclosure Schedules shall not be deemed to be an admission or acknowledgment by the Company that such information is required to be listed in such section or is material to or outside the ordinary course of the business of the Company, nor shall such information be deemed to establish a standard of materiality (and the actual standard of materiality may be higher or lower than the matters disclosed by such information). In addition, matters reflected in these Disclosure Schedules are not necessarily limited to matters required by the Agreement to be reflected in the Disclosure Schedules. Any such additional matters are set forth for informational purposes only and do not necessarily include (and shall not be deemed to include) other matters of a similar nature. The information contained in these Disclosure Schedules is disclosed solely for purposes of the Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including, without limitation, any violation of applicable law or breach of contract).

Any information disclosed in these Disclosure Schedules under any section number shall be deemed to be disclosed and incorporated in the Disclosure Schedules under any other section to the extent the relevance of such information to such other section would be reasonably apparent to a reader of such information.

SECTION 9.8

COMPANY OBLIGATIONS AND LIABILITIES IN EXCESS OF $25,000

THE COMPANY AGREES TO FURNISH SUPPLEMENTALLY A COPY OF ANY OMITTEED SCHEDULE TO THE COMMISSION UPON REQUEST.

2

SECTION 9.20

THIRD-PARTY CONSENTS

THE COMPANY AGREES TO FURNISH SUPPLEMENTALLY A COPY OF ANY OMITTEED SCHEDULE TO THE COMMISSION UPON REQUEST.

Except as set forth on the Disclosure Schedules, the Company has identified and delivered all third-party consents required to transfer the Purchased Assets.

The Company is prohibited from assigning the following Assigned Contracts without obtaining the consent of the counterparty to each such Assigned Contract, and as of the Closing Date, the Company has not obtained such consents of the contractual counterparties to assign the Assigned Contracts:

THE COMPANY AGREES TO FURNISH SUPPLEMENTALLY A COPY OF ANY OMITTED SCHEDULE TO THE COMMISSION UPON REQUEST

3

SCHEDULE 10.1(iii)

Bill of Sale, Assignment and Assumption Agreement

[As Attached]

Final Form

BILL OF SALE, ASSIGNMENT, AND ASSUMPTION AGREEMENT

THIS BILL OF SALE, ASSIGNMENT, AND ASSUMPTION AGREEMENT (this “Instrument”), dated as of  June 25, 2024, is made by and between Growth Collective Solutions, Inc., a Delaware corporation (“Seller”), and Toptal, LLC, a Delaware limited liability company (“Buyer” and, together with Seller, the “Parties” and each, a “Party”).

WITNESSETH:

WHEREAS, pursuant to that certain Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), by and among the Parties and the other parties thereto, Seller has agreed to sell, assign, transfer, convey, grant and deliver to Buyer certain assets owned by Seller and used or held for use in connection with the operation of the Business, and Buyer has agreed to assume in connection with such sale certain obligations of Seller, all in accordance with and subject to the terms and conditions set forth in the Purchase Agreement; and

WHEREAS, capitalized terms used but not otherwise defined herein shall have the respective meanings given to such terms in the Purchase Agreement.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained in the Purchase Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

BILL OF SALE

In accordance with the provisions of the Purchase Agreement, including but not limited to Section 1 thereof, Seller does hereby sell, convey, transfer, assign, grant and deliver to Buyer all of its right, title and interest, respectively, in and to the Purchased Assets, as more fully described in the Purchase Agreement, to have and to hold, unto Buyer, its successors and assigns forever.

The sale, transfer, conveyance, assignment and delivery of the Purchased Assets made hereunder are made in accordance with and subject to the representations, warranties, covenants and provisions contained in the Purchase Agreement.

In accordance with Sections 5 and 6 of the Purchase Agreement, upon the reasonable request of Buyer, Seller shall (a) execute and deliver to Buyer all documents, releases, assignments and other instruments as may be required to effectuate completely the transfer and assignment to Buyer of, and to vest fully in Buyer title to, the Purchased Assets, and (b) take all other actions to fulfill the intent and purpose of the Purchase Agreement and this Instrument, and to further effectuate the transactions contemplated by this Instrument and the Purchase Agreement.

Notwithstanding the foregoing, Seller will retain and not transfer, and Buyer will not purchase or acquire, the Excluded Assets.

ASSIGNMENT AND ASSUMPTION AGREEMENT

Buyer acknowledges due receipt of the Bill of Sale. Effective as of the Closing Date, and pursuant to the express terms of Section 7 of the Purchase Agreement, Seller hereby assigns, sells, transfers and sets over (collectively, the “Assignment”) to Buyer, all of Seller’s right, title, benefit, privileges and interest in and to, and all of Seller’s respective burdens, obligations and liabilities in connection with, only the Assumed Liabilities. Buyer hereby accepts the Assignment, and assumes and agrees to pay, perform and discharge when due, only the Assumed Liabilities. For avoidance of doubt, Buyer does not assume any burdens, obligations or liabilities other than the Assumed Liabilities, and the Parties agree that all such other burdens, obligations or liabilities shall remain the sole responsibility of Seller.

This Instrument is made strictly upon the terms and subject to the conditions set forth in the Purchase Agreement and without any additional warranties or undertakings other than as set forth therein. The terms of the Purchase Agreement, including, but not limited to, Seller’s representations, warranties, covenants, agreements, and indemnities relating to the Purchased Assets and the Assumed Liabilities, are incorporated herein by this reference. Seller acknowledges and agrees that the representations, warranties, covenants, agreements and indemnities contained in the Purchase Agreement shall not be superseded hereby, but shall remain in full force and effect to the full extent provided therein. To the extent that any provision of this Instrument is inconsistent or conflicts with the Purchase Agreement, the provisions of the Purchase Agreement shall control.

This Instrument may be executed in any number of counterparts, by facsimile or as an attachment to electronic mail in PDF, TIFF or other electronic formats, each of which such counterparts, when so executed and delivered, shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

The failure of any Party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such Party thereafter to enforce such provision.

It is the intention of the Parties that internal laws of the State of Delaware (irrespective of its choice of law principles) shall govern the validity of this Instrument.

Neither this Instrument, nor any rights, benefits or obligations set forth herein, may be assigned by either of the Parties, except that Buyer may assign this Instrument and any of the provisions hereof: (a) to any affiliate of Buyer; (b) in connection with the sale of all or a substantial part of Buyer’s assets or business; or (c) to any of its financing sources as collateral security. Except as otherwise provided herein, each and all of the covenants, terms, provisions and agreements contained herein shall be binding upon, and shall inure to the benefit of, the successors, executors, heirs, representatives, administrators and assigns of each of the respective Parties.

[Signature Pages to Follow]

IN WITNESS WHEREOF, each of Seller and Buyer have caused this Bill of Sale, Assignment, and Assumption Agreement to be duly executed and delivered as of the day and the year first above written.

SELLER: GROWTH COLLECTIVE SOLUTIONS, INC.

By:	/s/ Ryan Bettencourt
Name:	Ryan Bettencourt
Title:	President

BUYER: TOPTAL, LLC

By:	/s/ Taso Du Val
Name:	Taso Du Val
Title:	Chief Executive Officer

[Signature Page to Bill of Sale, Assignment and Assumption Agreement]

SCHEDULE 10.1(iv)

Trademark Assignment Agreement [As Attached]

Final Form

TRADEMARK ASSIGNMENT AGREEMENT

This Trademark Assignment Agreement (the “Agreement”), effective as of the date set forth on the signature pages hereto (“Effective Date”), memorializes an agreement between Growth Collective Solutions, Inc., a Delaware corporation (“Assignor”) and Toptal, LLC, a Delaware limited liability company (“Assignee”).

WHEREAS, Assignor is the sole and exclusive owner of the trademarks listed in Appendix I attached hereto (collectively, the “Trademarks”), and owns the entire right, title and interest in and to the Trademarks; and

WHEREAS, pursuant to that certain Purchase Agreement, dated as of the date hereof, by and among Assignee, Assignor and the other parties thereto, Assignor has agreed to sell, transfer, convey and assign the Trademarks and agreed to execute and deliver this Agreement for recording with governmental authorities including but not limited to the United States Patent and Trademark Office (“USPTO”) and any foreign equivalent thereof;

NOW, THEREFORE, in consideration of the premises and the following terms and conditions, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree:

1. Assignment. Assignor hereby sells, assigns, transfers and conveys to Assignee, irrevocably and exclusively throughout the world, all rights, title and interests (whether or not now existing) in and to the Trademarks, including without limitation, the right to sue and recover for, and the right to profits or damages due or accrued, arising out of or in connection with, any and all past, present or future infringements of the Trademarks.

2. Recordation and Further Assurances. Assignor hereby authorizes and requests the Director of the USPTO and any other governmental officials to record and register this Agreement upon request by Assignee. Assignor agrees to assist Assignee in every proper way to evidence, record and perfect the assignments hereunder and to apply for and obtain recordation of and from time to time revive, enforce, maintain and defend the assigned rights, including the execution of any documents, files, registrations or other similar items to ensure that the Trademarks are properly assigned to Assignee, or any assignee or successor thereto.

3. General Provisions. No modification, waiver or consent under this Agreement will be effective unless in writing and signed by the party against which enforcement is sought. In the event that any provision of this Agreement is determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement will otherwise remain in full force and effect and enforceable. This Agreement shall be deemed to have been made in, and shall be governed by and construed in accordance with the laws of, the State of Delaware and the United States, without regard to conflicts of laws provisions thereof.

IN WITNESS WHEREOF, intending to be legally bound, the parties have executed this Agreement as an instrument under seal on this 25th day of June,  2024.

ASSIGNOR:	GROWTH COLLECTIVE SOLUTIONS, INC.

	By:	/s/ Ryan Bettencourt
Name: Ryan Bettencourt Title: President

ASSIGNEE:	TOPTAL, LLC

	By:	/s/ Taso Du Val
Name: Taso Du Val Title: Chief Executive Officer

SIGNATURE PAGE TO TRADEMARK ASSIGNMENT AGREEMENT

Appendix I

ASSIGNED IP

TRADEMARKS

COUNTRY	WORD/DESIGN MARK	SERIAL/ APPLICATION NO.	FILING DATE	REGISTRATION NO.	REGISTRATION ISSUE DATE
United States	GROWTH COLLECTIVE	97296688	March 4, 2022	N/A	N/A
United States	GROWTH COLLECTIVE	98219916	October 1, 2023	N/A	N/A

SCHEDULE 10.1(v)

Form of Transition Services Agreement

[As Attached]

Execution Copy

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”) is made and entered into as of June 18, 2024 (the “Effective Date”) between Growth Collective Solutions, Inc., a Delaware corporation (the “Company” or “Growth Collective”), Legion Works, Inc., a Delaware corporation (“Parent”), and Toptal, LLC, a Delaware limited liability company (the “Purchaser” or “Toptal”). The Company and Parent, on the one hand, and the Purchaser, on the other hand, are each referred to herein individually as a “Party” and collectively as the “Parties.” The Company and Parent are sometimes individually referred to herein as a “GC Party” and collectively as the “GC Parties”.

Preliminary Statement

The Parties have entered into a certain Purchase Agreement dated as of the date hereof (the “Purchase Agreement”), pursuant to which the Purchaser is acquiring certain specified assets of the Company. Capitalized terms used but not defined in this Agreement shall have the meanings given to them in the Purchase Agreement.

In connection with the Closing of the transactions contemplated by the Purchase Agreement, the Parties are entering into this Agreement pursuant to which the Company will provide the Purchaser with the Services (as hereinafter defined) for a limited period of time after the Closing as specified herein. The execution and delivery of this Agreement is a condition precedent to the Parties’ obligations to consummate the transactions contemplated by the Purchase Agreement.

NOW THEREFORE, in consideration of the covenants and agreements contained in the Purchase Agreement and the mutual covenants and agreements contained herein, and for good and other valuable consideration, the adequacy and receipt of which are hereby acknowledged, the Parties agree as follows;

Section 1. Performance of Transition Services.

(a) During the Term (as defined below), the Company shall use good faith commercially reasonable efforts to provide the Purchaser with the services set forth on Schedule I (the “Services”). The Company shall provide the Services with not less than the same general standard of care used by the Company in the operation of the Business during the twelve (12) months prior to the Closing Date and, in each case, consistent with the timing of the provision of certain Services as set forth in Schedule I (and with respect to any Services not performed by the Company prior to the Closing Date, if any, the Company shall use good faith commercially reasonable efforts to provide the applicable Services) (the “Standard of Care”). Specifically, the Company will implement commercially reasonable appropriate technical and organizational measures to protect any personally identifiable information in accordance with the Company’s internal security policies and standards (it being understood that such measures will in any event meet the requirements imposed by applicable Law). Parent shall use commercially reasonable efforts to support the Company’s provision of the Services hereunder as needed.

(b) The Parties acknowledge and agree that the Company is an independent contractor in the performance of each and every part of this Agreement and nothing herein shall be construed to be inconsistent with this status. In performing its duties hereunder, all employees and representatives of the Company shall be under the direction, control, and supervision of the Company (and not of the Purchaser or their Affiliates).

(c) The Purchaser shall provide the Company with such information and instructions as the Company shall reasonably request from time to time to permit it to perform the Services. The Parties will cooperate, acting in good faith and using commercially reasonable efforts, to effect a smooth and orderly transition of the Services provided under this Agreement from the Company to the Purchaser, including without limitation (i) providing reasonable access to information, data, records, and other materials related to the Company’s performance of the Services, or (ii) the assignment or transfer of the rights and obligations under any third-party contracts relating to the Services).

(d) Except in cases of the Company’s fraud, criminal conduct, gross negligence, recklessness, breach of fiduciary duty, intentional misrepresentation, intentional breach, and/or willful misconduct, the Company shall have no liability to the Purchaser (i) in acting in reliance upon any certificate, statement, request, notice, advice, instruction, direction, agreement, instrument or signature from any representative of the Purchaser reasonably and in good faith believed by the Company to be genuine, and (ii) in assuming that any person purporting to give the Company any of the foregoing in connection with either this Agreement or the Company’s duties, has been duly authorized to do so.

(e) After the Effective Date, if the Purchaser (i) identifies a service that the Purchaser reasonably needs in order to complete the migration of the Purchased Assets from the Company to Purchaser and for Purchaser to continue to operate the portion of the Business relating to the Purchased Assets in substantially the same manner in which the Business operated prior to the Closing, and such service was not included on Schedule I (other than because the Parties agreed such service shall not be provided), and (ii) provides written notice to the Company within the Service Period (as defined below) requesting such additional services, then the Company shall use its commercially reasonable efforts to provide such requested additional services (such additional services, the “Additional Services”). Notwithstanding the foregoing, the Company shall promptly notify the Purchaser if it deems itself unable to provide such Additional Service, and will use commercially reasonable efforts to cooperate with the Purchaser to identify and engage a third party to provide comparable services to the Purchaser, the payment for which will be negotiated directly between the Purchaser and such third party. In connection with any request for Additional Services in accordance with this Section 1(e), the Parties shall negotiate in good faith the terms of a supplemental Schedule, which terms shall be consistent with the terms of, and the pricing methodology used for, similar Services provided under this Agreement. The supplemental Schedule shall describe in reasonable detail the nature, scope, service period(s), termination provisions and other terms applicable to such Additional Services. Each supplemental Schedule, as agreed to in writing by the Parties, shall be deemed part of this Agreement as of the date of such agreement and the Additional Services set forth therein shall be deemed “Services” provided under this Agreement, in each case subject to the terms and conditions of this Agreement.

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(f) The Company represents and warrants that, as of the Effective Date and at all times during the term of this Agreement: (a) the Company’s performance of the Services and all terms of this Agreement will not breach any agreement or obligation that the Company has with any other person or entity; (b) the Company is not and will not be bound by any agreement, nor has assumed or will assume any obligation, which would in any way be inconsistent or conflict with the Services; (c) in performing the Services, the Company will not use any confidential or proprietary information of any other person or entity, or infringe the Intellectual Property rights of any other person or entity, nor will the Company disclose to the Purchaser or any of its Affiliates or any of their respective officers, directors, employees or representatives, or bring onto the Purchaser’s or any of its Affiliates’ premises, or induce the Purchaser or any of its Affiliates or any of their respective officers, directors, employees or representatives to use, any confidential or proprietary information of any other person or entity; and (d) the Company has not been, and will not use in any capacity the services of any person or entity that has been, debarred or convicted of a crime, and if the Company becomes aware of the actual or threatened debarment of itself or any person or entity providing Services, the Company shall notify the Purchaser immediately.

Section 2. Payment for Services.

(a) Other than reimbursement of out-of-pocket costs and expenses as provided in Section 2(b) below, Purchaser shall have no obligation to pay any fees in exchange for the Services. The Parties each acknowledge and agree that provision of the Services hereunder is a component of the transfer of the assets of the Company to Purchaser as set forth in the Purchase Agreement and the Purchase Price represents full compensation to the Company for both the assets being transferred pursuant to the Purchase Agreement and the Services provided hereunder.

(b) The Company shall render invoices to the Purchaser on a monthly basis with respect to any reasonable out-of-pocket costs and expenses incurred in connection with the Services, including, without limitation, costs incurred by the Company to compensate third-party services providers, independent contractors, and consultants to the Company and employees of the Company for their allocable time spent providing the Services on behalf of the Company (excluding the cost associated with the provision of services by Ryan Bettencourt and Caleb Cuccaro-Green on behalf of the Company), and reimbursement shall be made by the Purchaser within thirty (30) days of invoice. As of the date of this Agreement, the Company anticipates that the principal providers of the Services on behalf of the Company will be [XXXXXXX], an independent contractor with an hourly rate of $[XX], and [XXXXXXX], an employee of the Company with an effective hourly rate of $[XX]. In the event of any dispute, controversy or claim regarding the amount of an invoice, the contesting Party shall deliver written notice of the dispute to the other Party, setting forth in reasonable detail the basis for such dispute. Thereafter, the Parties shall negotiate in good faith in an attempt to resolve such dispute amicably for a period of thirty (30) days, or such longer period as the Parties may mutually agree.

(c) The maximum amount of payments to the Company pursuant to this Agreement during the first ninety (90) days of the Term, including both Section 2(a) and Section 2(b) above, will be $25,000.00. If Services are needed following the first ninety (90) days of the Term, they would be paid according the terms set forth above (including specified hourly rates) up to an additional $15,000.00.

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Section 3. Term; Termination.

(a) The Company will provide the Services for a term (the “Term” or the “Service Period”) commencing on the Closing Date and ending on the later of (i) ninety (90) days following the Closing Date and (ii) such date as is reasonably necessary to order to complete the migration of the Purchased Assets from the Company to Purchaser and for Purchaser to continue to operate the portion of the Business relating to the Purchased Assets in substantially the same manner in which the Business operated prior to the Closing; provided, however, that the Term shall not extend beyond the six-month anniversary of the Closing Date without the consent in writing of the Company. The Purchaser may terminate any of the Services before the end of the Term for convenience upon written notice to the Company.

(b) If at any time while the Term is ongoing, a Party is in material default of this Agreement (including any failure to pay any amount by the due date thereof), the other Party may give the defaulting Party written notice (a “Default Notice”) of such default, which Default Notice will specify the default and the actions which must be taken to cure the same, and, unless such default is cured within the thirty (30) day period following receipt of such notice, the Party who delivered the Default Notice shall have the right to terminate this Agreement, subject to the terms of Section 5, by written notice at any time after the expiration of such 30-day period; provided that the right to terminate this Agreement under this Section 3(b) shall not be available to any Party whose willful and knowing failure to fulfill any obligation under this Agreement has contributed to the default of the defaulting Party.

(c) Subject to the terms of Section 5 and unless earlier terminated pursuant to Section 3(b), this Agreement shall terminate upon the date that the provision of all Services has been terminated pursuant to this Section 3.

Section 4. Force Majeure. In no event shall any Party be considered in default or be liable to any other Party or any of their respective Affiliates to the extent performance of any obligation of such Party under this Agreement is prevented, restricted or interfered with by reason of: (i) acts of God, explosion, fire, storm, flood, snow, ice, drought, earthquake, landslide, riot, war, whether declared or not, strikes, lockouts or other industrial or work disturbances, sabotage, or acts of public enemies; (ii) orders, restraints or decrees or action of any court or governmental authority or official or of any civil or military authority; or (iii) inability to procure raw materials, utilities or supplies (each, an “Event of Force Majeure”), and the Party affected by such Event of Force Majeure shall be excused from such performance to the extent of such prevention, restriction or interference; provided, that such Party shall use its commercially reasonable efforts to remove causes of non-performance and shall resume performance hereunder with all commercially reasonable dispatch whenever such causes are removed, provided that the settlement of strikes, lockouts and other industrial disturbances shall be entirely within the discretion of the Party affected by such Event of Force Majeure, and such Party shall not be required to make settlement of strikes, lockouts or other industrial disturbances by acceding to the demands of the opposing party or parties when such course is in its judgment unfavorable to it. The Party affected by such Event of Force Majeure will promptly give notice to the other Parties hereto upon learning of any Event of Force Majeure affecting its obligations under this Agreement and its reasonable estimate of the expected duration of the associated delay, provided that the failure to give such notice will have no effect on any excusal of the Party affected by such Event of Force Majeure under this Section 4 from performance of its obligations under this Agreement by reason of an Event of Force Majeure. For the avoidance of doubt, nothing in this Section 4 shall prevent the Purchaser from terminating any Service in accordance with Section 3(a).

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Section 5. Certain Agreements and Indemnities to Survive Termination of Agreement. No termination of this Agreement shall affect the obligations of the Parties which expressly or by their nature survive termination of this Agreement, including without limitation. Sections 2 and 5 through 10, which shall all survive termination of this Agreement. Sections 1, 3, and 4 shall terminate upon the termination of this Agreement.

Section 6. Relationship of Parties. Nothing herein contained shall be deemed or construed by any Party or for any other Person as creating the relationship of principal and agent or of partnership, joint employers or joint venture by the Parties hereto, or any fiduciary duty owed by one Party to the other Party or any of their respective Affiliates.

Section 7. Indemnification; Limitation of Liability. Notwithstanding anything to the contrary in this Agreement or otherwise, the Parties agree that the Company and Parent shall jointly and severally indemnify, defend and hold harmless the Purchaser and the other Purchaser Indemnified Parties (as defined in the Purchase Agreement) from and against any and all Losses suffered by any Purchaser Indemnified Party as a result of, arising out of or in connection with any and all claims or actions or threatened claims or actions made or brought against a Purchaser Indemnified Party by any third party arising from, relating to, or in connection with the provision of any Services by the Company or any of its Affiliates, or their respective officers, employees, independent contractors, agents, or representatives, providing such Services pursuant to or contemplated by this Agreement, except to the extent that such Losses arise out of, relate to or are a consequence of the Purchaser’s fraud, criminal conduct, gross negligence, recklessness, breach of fiduciary duty, intentional misrepresentation, intentional breach, and/or willful misconduct. The Purchaser Indemnified Parties shall provide the Company timely notice of any claim or cause of action for which such Purchaser Indemnified Parties seek indemnity hereunder; provided, however, that any failure or delay in providing such notice shall not relieve the Company or Parent of its indemnity obligation except to the extent that defense of the claim or cause of action is prejudiced by such failure or delay. The Parties acknowledge and agree that the Parties’ rights and obligations under this Section 7 shall be separate from, and in addition to, those set forth in Section 13 of the Purchase Agreement.

Section 8. Confidentiality; Injunctive Relief.

(a) The Company and Parent, on the one hand, and the Purchaser, on the other hand, expressly covenant and agree that the confidentiality provisions set forth in Section 8.1 of the Purchase Agreement shall govern confidential documents and information concerning the other Parties provided to it pursuant to this Agreement.

(b) Each Party agrees and acknowledges that money damages may not be an adequate remedy for any breach or threatened breach of the provisions of this Section 8 and that a party for whose benefit the covenants in such provisions were made may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief to enforce or prevent any violations or threatened violations of the provisions of this Section 8.

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Section 9. Third Party Licenses. If and to the extent requested by the Purchaser, the Company shall use commercially reasonable efforts to assist the Purchaser in its efforts to obtain licenses (or other appropriate rights) to use, duplicate and distribute, as necessary and applicable, certain computer software necessary for the Company to provide, or the Purchaser to receive, Services (which shall include providing the Purchaser the opportunity to receive a copy of, or participate in, any communication between the Company and the applicable third-party licensor in connection therewith). The Parties acknowledge and agree that there can be no assurance that the Company’s efforts will be successful or that the Purchaser will be able to obtain such licenses or rights on acceptable terms or at all. If any of the Services require the use of third party software or other intellectual property that is licensed to the Company with restrictions on use for providing Services to third parties, the Company’s obligation to provide such Services is subject to obtaining required consents from the third party licensors of such software or other intellectual property. The Company agrees to use commercially reasonable efforts to obtain such consents.

Section 10. Miscellaneous. The Parties agree that Section 14 of the Purchase Agreement shall apply, mutatis mutandis, to this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties to this Agreement have caused it to be duly executed by their respective authorized representatives.

PURCHASER: Toptal, LLC

By:	/s/ Taso Du Val
Name:	Taso Du Val
Title:	CEO
Address:	2810 N. Church St., #36879
Wilmington, DE 19802-4447

COMPANY: Growth Collective Solutions, Inc.,

By:	/s/ Ryan Bettencourt
Name:	Ryan Bettencourt
Title:	President
Address:	4275 Executive Square, Suite 200 La Jolla, CA 92037

PARENT: Legion Works Inc.

By:	/s/ Caleb Green
Name:	Caleb Green
Title:	Chief Operating Officer
Address:	4275 Executive Square, Suite 200 La Jolla, CA 92037

Schedule I

Transition Services

•	Current Pipeline of Active Leads: Growth Collective will provide a list of all leads relating to present and prospective GC Clients and/or GC Consultants, including a statement of the pipeline of currently active leads and register of past leads, and including contact information and interaction history. Growth Collective can provide direct view- only access to Hubspot or allow Toptal access to Hubspot to export the data for ingestion into Toptal’s system(s).

•	Register of Past Clients and Leads: Growth Collective will provide a list of all leads relating to past GC Clients and/or GC Consultants, inclusive of users who submitted contact information but did not complete a role and users who completed a role but did not initiate an engagement. Furthermore, Growth Collective will provide a list of past clients.

•	Assistance on Maintaining Client Organic Lead Acquisition Performance: Should the number of “Sales Qualified Leads” or “SQLs” (defined as leads from non-paid sources that complete a role) fall by more than XX% (from XX SQLs per week) for two consecutive weeks, Growth Collective will provide, at its own expense, up to X hours per week of specialized assistance. This support will involve collaborative meetings with key members from both Growth Collective's and Toptal’s SEO and product teams. The aim of these sessions will be to perform an in-depth analysis to pinpoint and rectify the causes of the decline, with actions tailored to reinstate and potentially improve lead acquisition performance to its prior levels.

•	Client and Talent Base Management during the first 90 days after signing the agreement: Growth Collective shall endeavor to keep the current active GC Clients and GC Consultants satisfied and on good terms with the Company by responding to emails within a reasonable timeframe over the Service Period.

•	Technical Assistance for Migration: Growth Collective will provide the necessary assistance to migrate DNS settings, any Assigned Accounts (including Google Search Console accounts, Google Analytics, STRIPE), and view-only access (including the ability to export data) for at least six months to any accounts other than Assigned Accounts necessary to migrate contents and data constituting Purchased Assets from accounts that are not assigned and otherwise to support the migration (including view- only access (including the ability to export data) to Hubspot, the accounts with the Registrars, Calendly, TypeForm, FrontApp, Ahrefs, Wincher, and Instantly). Growth Collective will grant to Toptal a temporary non-transferable, non-exclusive license to use during the Term any proprietary or non-proprietary software (including any related databases, associated data, and related documentation) that is necessary for the operation of the Website, including the Web Application (as defined in the Purchase Agreement), or the migration of the Purchased Assets solely for purposes of and to the extent necessary for the operation of the Website and migration of the Purchased Assets during the Term and no other use by (and with no other rights being granted to) Toptal or its affiliates.

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•	Consulting services will be provided to facilitate this migration during the Service Period.

•	Access to External Service Accounts: Growth Collective will maintain all Assigned Accounts in active condition (including payment of any associated fees), and provide usernames and passwords for external services used by Growth Collective that constitute Assigned Accounts and will otherwise coordinate with Toptal with respect to external services used by Growth Collective that do not constitute Assigned Accounts but contain Purchased Assets to make necessary updates on those services to point to Toptal.com after the Closing (e.g., Facebook, Instagram, TrustPilot, LinkedIn, Clutch, etc). Toptal will assume ownership and possess all owner rights in the respective admin panel with respect to all Assigned Accounts once they are assigned. Growth Collective will cease to be the owner of such Assigned Accounts but may retain some access to assist Toptal during the Service Period. After the Service Period, Growth Collective will have no rights in the Assigned Accounts.

•	Redirection of Signup Forms: Growth Collective will implement the redirection of its signup forms for GC Clients and GC Consultants to a URL provided by Toptal approximately 30 days after the Closing Date. This timeline is aimed to ensure the redirection occurs close to the 30-day mark, allowing for slight adjustments as needed based on operational readiness.

•	Announcement: Within 30 days after the Effective Date (or otherwise when determined by agreement of the Parties), the Company will communicate to GC Clients and GC Consultants regarding the purchase of the Purchased Assets by Purchaser, and on or after the Effective Date, Purchaser may announce to the public the purchase of the Purchased Assets by Purchaser.

•	Announcement Banner: Within 30 days after the Effective Date (or otherwise when determined by agreement of the Parties), Growth Collective will set up a banner on its website announcing the acquisition. This should be deployed in a coordinated manner with Toptal, in conjunction with the Press Release.

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Regarding Invoicing & Payments with Clients & Freelancers:

•	Management of Payments: Upon the closing of the transaction, the Stripe payment platform will be transferred to Toptal, and Stripe payouts will be directed to Toptal’s bank account. All non-Stripe collections from GC Clients will also be directed to Toptal’s bank account - Growth Collective will provide Toptal with such reports and statements from Growth Collective’s bank account(s) (and will provide Toptal with “view only” or “read only” access to Growth Collective’s bank account(s) while accompanied by a representative of Growth Collective) in order to track / verify any new incoming payments post-closing.

Growth Collective will fully collaborate with Toptal to continue servicing existing GC Client engagements, and related invoicing, time tracking (for hourly engagements) and freelancer payments.

Other considerations:

•	Integrity of Backlinks: Growth Collective will not request changes in previously written blog articles by third parties to alter links that point to Growth Collective. Any backlinks that Growth Collective has accrued over the years are considered part of the Purchased Assets, even though these are not under the direct control of Growth Collective, and hence, these links should not be intentionally redirected to another website or have their redirection requested.

Regarding Talent:

•	Growth Collective agrees to facilitate the access to a comprehensive list of all talent consisting of past, present, and prospective GC Consultants who have successfully passed their screening process, as this list is included in the acquisition. This facilitation will occur within the first 30 days following the signing of the Purchase Agreement. The list will include details such as areas of expertise, previous projects, performance metrics, and any other relevant information. Additionally, the list will highlight individuals who have received particularly positive feedback or compliments from clients. Toptal will consider these individuals for potential fast-tracking into the Toptal network, aiming to ensure a seamless integration of skilled professionals and maintaining high standards of service quality

I. Integration Phases:

The following schedule outlines the key integration phases between Growth Collective and Toptal. It is important to note that this timeline is orientative and may be adjusted based on Toptal's operational requirements. Both parties agree to remain flexible and responsive to any changes, ensuring that the integration process is managed effectively to meet the evolving needs of both organizations.

Days 1-30: Phase 1. Infrastructure Alignment.

•	Technical Collaboration: Growth Collective should collaborate with Toptal to implement initial technical integrations, which include:

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	•	Domain and DNS Migrations: Transfer of domain names included in the Purchased Assets and DNS settings to ensure seamless website operation under Toptal’s management.

	•	Redirection of Sign-Up Forms: As part of the integration process, Growth Collective will set up redirections for all existing sign-up forms for GC Clients and GC Consultants to channel leads directly into Toptal’s systems. To ensure a coordinated communication strategy and maximize the impact of the transition announcements, these redirections will go live simultaneously with mutually agreed up on announcements to the GC Clients and GC Consultants, the press release and the launch of the announcement banner on the Growth Collective website.

	•	Access to Business Systems: Provide Toptal with access to essential business systems constituting Assigned Accounts or Purchased Assets and provide Toptal with access to the contents, data, and information that constitute Purchased Assets but are contained in accounts or systems that are not assigned as Purchased Assets, including for as CRMs, HubSpot for marketing automation, Stripe for payment processing, any systems used to track timesheets for hourly engagements or an export of such contents constituting Purchased Assets to permit Toptal to track such engagements, Google Analytics and Google Search Console for historical data, DNS settings, and any other relevant platforms used by Growth Collective that constitute or contain Purchased Assets. Access will be maintained throughout the Service Period.

•	Data Transfer:

	•	Customer Data: Facilitate the secure transfer of all data included in the Purchased Assets, ensuring compliance with privacy regulations and continuity in customer relationships.

	•	Talent Data: Transfer comprehensive data on all pre-vetted talent consisting of past, present, and prospective GC Consultants, including contact information, performance metrics, and project histories, to enable quick integration into Toptal’s network and operations.

	•	Autoresponder Setup: Growth Collective should set up an autoresponder on their website to inform visitors of the acquisition. The expected message will communicate: "We are currently undergoing an exciting transition as we join forces with Toptal. For immediate assistance with your marketing needs, visit Toptal.com/marketing."

	•	Lead Performance Monitoring: Should the number of “Sales Qualified Leads” or “SQLs” (defined as leads from non-paid sources that complete a role) fall by more than XX% (from XX SQLs per week) for two consecutive weeks, Growth Collective will provide, at its own expense, up to X hours per week of specialized assistance. This effort will involve both teams to identify and rectify the causes of the drop in lead numbers.

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Days 30-60: Phase 2 – Public Engagement

•	Website Modifications: Growth Collective development team should collaborate with Toptal to set up and launch the announcement banner and modify the footer on Growth Collective's website to launch this as soon as this phase starts.

•	Press Release: Growth Collective and Toptal will collaborate to launch a press release about the acquisition.

•	Lead Performance Monitoring: Should the number of “Sales Qualified Leads” or “SQLs” (defined as leads from non-paid sources that complete a role) fall by more than XX% (from XX SQLs per week) for two consecutive weeks, Growth Collective will provide up to X hours per week of specialized assistance. This effort will involve both teams to identify and rectify the causes of the drop in lead numbers.

Days 60-90 - Phase 3

•	Lead Performance Monitoring: Should the number of “Sales Qualified Leads” or “SQLs” (defined as leads from non-paid sources that complete a role) fall by more than XX% (from XX SQLs per week) for two consecutive weeks, Growth Collective will provide up to X hours per week of specialized assistance. This effort will involve both teams to identify and rectify the causes of the drop in lead numbers.

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